CUSIP No. 64881E 109

Exhibit A

Joint Filing Agreement

The undersigned parties hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This joint filing agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Date: November 22, 2013	/s/ Kristian B. Kos
Kristian B. Kos

Deylau, LLC, a Delaware limited liability company

	By:	/s/ Kristian B. Kos
Kristian B. Kos, Sole Member